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                                                                      Exhibit 11

        AMERICAN TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                               For the three months ended          For the six months ended
                                                            ----------------------------------  ----------------------------------
                                                            January 31, 1999  January 31, 2000  January 31, 1999  January 31, 2000
                                                            ----------------  ----------------  ----------------  ----------------
COMPUTATION OF NET LOSS PER SHARE
          Net loss                                                  ($1,089)         ($2,446)           ($1,731)          ($5,653)
                                                            ===============   ==============    ===============   ===============

WEIGHTED AVERAGE NUMBER OF SHARES OF
     COMMON STOCK OUTSTANDING                                        46,324           50,058             45,976            49,372
                                                            ===============   ==============    ===============   ===============

BASIC LOSS PER COMMON SHARE                                          ($0.02)          ($0.05)            ($0.04)           ($0.11)
                                                            ===============   ==============    ===============   ===============

COMPUTATION OF DILUTED LOSS PER SHARE
   Net loss                                                         ($1,089)         ($2,446)           ($1,731)          ($5,653)
   Dividends not incurred upon assumed conversion of
     convertible preferred stock                                          -               84                  -               177
                                                            ---------------   --------------    ---------------   ---------------
   Net loss applicable to common stockholders
     used for computation                                           ($1,089)         ($2,362)           ($1,731)          ($5,476)
                                                            ===============   ==============    ===============   ===============

   Weighted average number of shares of common
      stock outstanding                                              46,324           50,058             45,976            49,372

   Weighted average incremental shares outstanding
      upon assumed conversion of options and warrants                 3,549            5,856              2,801             5,066

   Weighted average incremental shares outstanding
      upon assumed conversion of convertible preferred
      stock                                                               -            6,391                  -             6,391
                                                            ---------------  ---------------    ---------------   ---------------

WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS USED FOR
  COMPUTATION                                                        49,873           62,305             48,777            60,829
                                                            ===============  ===============    ===============   ===============

DILUTED LOSS PER COMMON SHARE AND COMMON
                                                            ===============  ===============    ===============   ===============
  SHARE EQUIVALENT                                                   ($0.02)          ($0.04)            ($0.04)           ($0.09)
                                                            ===============  ===============    ===============   ===============

(a) This calculation is submitted in accordance with Item 601 (b) (11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.